UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2014

CRYO-CELL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Blvd., Suite 1800, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 22, 2014, the Board of Directors of Cryo-Cell International, Inc. (the “Company”) amended the Company’s Bylaws and added Articles X and XI.

Article X requires reimbursement by a shareholder of the Company, or such shareholder’s representative, to the Company and/or to the Company’s officers or directors, to the greatest amount permitted by law, of litigation costs and expenses, including without limitation, attorneys’ fees, for (i) any derivative action or proceeding brought on behalf of or in the right of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee, or agent of the Company to the Company or the Company’s stockholders, (iii) any action pursuant or relating to any provision of the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws, (iv) any action asserting a claim arising pursuant to any provision of the federal securities laws, and any regulation promulgated pursuant thereto, or (v) any action asserting a claim governed by what is known as the internal affairs doctrine of the State of Delaware, in the event that the claiming party does not obtain judgment on the merits that substantially achieves, in substance and amount, the full remedy sought.

Additionally, Article X generally requires that any suit against the Company or against a director or officer of the Company must be brought in the Court of Chancery of the State of Delaware.

Article XI provides, to the full extent permitted by law, for the indemnification of a director or officer of the Company for any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company. Article XI further provides for the advancement of expenses to directors and officers for any such suit or proceeding.

A copy of the Company’s Amended Bylaws is attached as Exhibit 3.2 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit Number	Description

3.2	Amended Bylaws of Cryo-Cell International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.

DATE: September 26, 2014	By:	/s/ David Portnoy
David Portnoy
Chairman and Co-Chief Executive Officer